Exhibit 4.8

Addendum to Stockholders Agreement

This Addendum to Stockholders Agreement is made as of the 16 day of June 2009 (this “Addendum”), by Mayflower L.P., a limited partnership registered in Jersey (the “Purchaser”) pursuant to Section 2.3 of the Stockholders Agreement (the “Stockholders Agreement”), dated as of March 12, 2008, by and among Phibro Animal Health Corporation, a New York corporation (the “Company”) and certain stockholders of the Company. Capitalized terms used herein without definition shall have the meanings given to them in the Stockholders Agreement.

In consideration of the Sale of Stock to the Purchaser and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby agrees as follows:

1.          The Purchaser hereby joins in and agrees to be bound by each and all of the provisions of the Stockholders Agreement as a Stockholder thereunder. The Purchaser further agrees to execute and deliver all other documents and instruments and take all other actions required under or pursuant to the Stockholder Agreement or as reasonably required by the Company in connection herewith.

2.          The Purchaser hereby represents and warrants that (i) each representation and warranty contained in Article VII of the Stockholders Agreement (other than the representation and warranty in Section 7.1(g)) is true and correct with respect to the Purchaser as of the date hereof, as if such representations and warranties were incorporated herein; (ii) it is purchasing the Stock for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; (iii) it is a partnership advised by 3i Investments plc (company number 03975789), an indirect subsidiary of 3i Group plc, and is therefore a Related Party for the purposes of the Stockholders Agreement; and (iv) the Schedule to this Addendum sets forth an accurate list of the number and type of all Stock owned by it (or, in respect of the warrant to purchase Stock issued by the Company to 3i Group plc dated 3 March 2009, which warrant was assigned by 3i Group plc to the Purchaser as of the date hereof (the “Warrant”), to be owned by it following the execution and delivery by the Company of a new Warrant in the name of the Purchaser).

IN WITNESS WHEREOF, the Purchaser has caused this Addendum to be executed and delivered to each of the Company and the Stockholders as of the date first above written.

Mayflower L.P. (acting by its Manager, 3i Investments plc)

By:	/s/ Alan Mackay
	Name:	Alan Mackay
	Title:	Authorised Signatory

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PHIBRO ANIMAL HEALTH CORPORATION

By:	/s/ David C. Storbeck
	Name:	David C. Storbeck
	Title:	Vice President

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SCHEDULE

Type of Security	Number

Common Shares	20,610,000

Warrant	in respect of 2,134,021 Common Stock

Phibro Animal Health Corporation

65 Challenger Road

Ridgefield Park, NJ 07660

For the attention of: General Counsel

BFI Co., LLC

65 Challenger Road

Ridgefield Park, NJ 07660

For the attention of: Jack C. Bendheim

16 June 2009

Dear Sirs,

Notice of Assignment of Stockholders Agreement

We refer to the stockholders agreement between 3i Quoted Private Equity plc (“3i QPE”), Phibro Animal Health Corporation (the “Company”), BFI Co., LLC and Jack C. Bendheim dated 12 March 2008 (the “Stockholders Agreement”).

The shares held by 3i QPE in Phibro was transferred to 3i Group plc on 28 April 2009 and 3i QPE assigned all its rights, title, interest and benefit in and to the Stockholders Agreement to 3i Group plc with effect from that date. 3i Group plc transferred these shares in Phibro to Mayflower L.P. on 16 June 2009. In accordance with Section 9.4 of the Stockholders Agreement, 3i Group plc assigned all its rights, title, interest and benefit in and to the Stockholders Agreement to Mayflower L.P with effect from that date.

In future, you should deal solely with Mayflower L.P. in respect of the Stockholders Agreement. The Stockholders Agreement shall continue on its existing terms in all other respects. Notice details for Mayflower L.P. are:

Address:	16 Palace Street London SW1E 5JD United Kingdom

Fax:	+44 207 928 0058

Attention:	Alan Mackay

Please sign and return the enclosed copy of this letter to acknowledge receipt of this notice.

Yours faithfully

/s/ Alan Mackay
for and on behalf of 3i Group plc

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Copies to:

Phibro Animal Health Corporation

65 Challenger Road

Ridgefield Park, NJ 07660

For the attention of: Chief Executive Officer

BFI Co., LLC

65 Challenger Road

Ridgefield Park, NJ 07660

For the attention of: Daniel Bendheim

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We hereby acknowledge receipt of the notice of assignment in respect of the Stockholders Agreement

/s/ David C. Storbeck

For and on behalf of Phibro Animal Health Corporation

Date:  6/16/09